REPORT ON RECONNAISSANCE ROCK,
                     STREAM SAMPLING AND GEOLOGICAL MAPPING
                                     ON THE
                          AYACO RECONNAISSANCE LICENCE
                               GHANA, WEST AFRICA
                                       FOR
                          COLUMBIA RIVER RESOURCES INC.
                                       BY
                                  CME & COMPANY
                               SEPTEMBER 30, 1999


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SUMMARY

The 306.99 sq. kilometer Ayaco Reconnaissance License is located in the northeastern portion of the Sefwi-Bibiani Belt in the Brong Ahafo and Ashanti Regions of Ghana. It lies on-strike to the northeast of highly prospective ground held by Normandy LaSource and Moydow Mines International Ltd., where recent drilling has indicated an estimated resource in excess of 1 million ounces gold. This resource is associated with major northeast-southwest trending shears.

Reconnaissance mapping indicates the presence of greywackes and argillites in the west with silicified metabasalts (greenstones) in the south. These lithologies belong to the Birimian Supergroup. In the north and west, the Birimian is flanked by granite gneiss, which is tentatively believed to be older than the Birimian. In the west, sandstones of the Voltaian Supergroup unconformably overlie the Birimian. Northeast-southwest trending shears, known to control gold mineralization to the southwest of the concession, are present. The shears form the tectonic contact between granites, greenstones and metasediments and represent late-stage Birimian activity. These faults do not cut the Voltaian sediments.

A total of 138 stream sediment samples were collected and analyzed by the Bulk Leach Extractable Gold (BLEG) method. At the majority of sample locations, both active and trap samples were collected. The maximum values obtained are 856.2 ppb Au in the active sediment samples and 1,407.6 ppb Au in the trap samples. At several localities, the anomalous response from the active sediment exceeded the value of the trap site. This suggests the presence of very fine disseminated gold in the license area in addition to coarser grained gold, which ordinarily concentrates at trap localities.

The metabasalts have a higher gold signature than the Birimian and Voltain sediments. Geostatistical evaluation has also revealed a strong spatial association with an east-west trending shear. This shear separates metabasalts from sediments in the south of the concession. These anomalies suggest the presence of an auriferous system that may be related, in part, to brittle fracturing within metabasalts along the shear. Additional shearing and structural preparation for migrating auriferous fluids within the metabasalt should not be overlooked.

The Ayaco Reconnaissance License is highly prospective. Detailed exploration over the metabasalt and shears in the southern portion is strongly advised. The cost of this work, entailing soil geochemistry, geological mapping, rock sampling, and report preparation is estimated at US$295,000 and should be completed in approximately three months.


                                                                             ii

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                               TABLE OF CONTENTS

SUMMARY                                                                      II
1.0  INTRODUCTION                                                             1
2.0  LOCATION, ACCESS, TITLE AND PHYSIOGRAPHIC SETTING                        1
  2.1  LOCATION                                                               1
  2.2  ACCESS                                                                 1
  2.3  TITLE                                                                  4
  2.4  PHYSIOGRAPHIC SETTING                                                  4
3.0  PREVIOUS WORK                                                            4
4.0  REGIONAL GEOLOGICAL AND ECONOMIC SETTING                                 5
  4.1  REGIONAL GEOLOGY                                                       5
  4.2  REGIONAL MINERALIZATION                                                8
       4.2.1  BOUNDARY FAULT ENVIRONMENT                                      8
       4.2.2  INTRABASINAL ENVIRONMENT                                        9
  4.3  ECONOMIC SETTING                                                      10
5.0  RECONNAISSANCE EXPLORATION PROGRAM                                      11
  5.1  PROPERTY GEOLOGY                                                      11
  5.2  ROCK SAMPLING                                                         13
  5.3  STREAM GEOCHEMISTRY                                                   14
       5.3.1  RESULTS                                                        14
6.0  CONCLUSIONS                                                             16
7.0  RECOMMENDATIONS                                                         16
8.0  REFERENCES                                                              18

                                 LIST OF TABLES
                                                                           page
1    Active Stream Sediment Samples:  Selected Results                       14
2    Trap Stream Sediment Samples:  Selected Results                         15
3    Active vs. Trap Samples:  Results                                       15
4    Recommended Work Program                                                17

                                LIST OF FIGURES
                                                                           page
1    General Location Map; Ghana, West Africa (1:22,000,000)                  2
2    Location and Access Map; Ghana, West Africa (1:333,333)                  3
3    Regional Geology; Ayaco Licence Area (1:2,000,000)                       6
4    Regional Geology and Concession Location (1:2,000,000)                   7
5    Property Geology (1:50,000)                                     map pocket
6    Stream Geochemistry: Location and Results (1:50,000)            map pocket

                               LIST OF APPENDICES
                                                                         Volume
I    List of Abbreviations and Conversion Factors                            I
IIa  Certificates of Analysis:  Rock Samples                                 I


                                                                             iii

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IIb  Certificates of Analysis: Stream Sediment Samples                       I
III  Rock Sample Descriptions                                                I
IVa  Methodology - Stream Sediment Samples Descriptions                      I
IVb  Stream Sediment Sample Descriptions                                     I
V    Geostatistical Evaluation                                               I



                                                                              iv

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1.0 INTRODUCTION

This report summarizes the results of the Reconnaissance Exploration Program carried out on the Ayaco Reconnaissance License in the Brong Ahafo and Ashanti Regions of Ghana, at the request of Mr. Bob Ferguson, President of Columbia River Resources Inc.

The Reconnaissance Exploration Program commenced June 11, 1999 and ended July 20, 1999; with the objective of defining the presence of a possible gold system in the Ayaco license area. Work included stream sediment sampling using the bulk leach extractable gold method (BLEG), reconnaissance geological mapping and rock sampling.

A list of abbreviations and conversion factors used in the report is presented in Appendix I.

2.0 LOCATION, ACCESS, TITLE AND PHYSIOGRAPHIC SETTING

2.1 LOCATION

The Ayaco Reconnaissance License covers an area of 306.99 sq. kilometers and is located in both the Brong Ahafo and Ashanti Regions of Ghana (Figures 1 and 2). The license area is 380 kilometers northwest of Accra and 20 kilometers east of Sunyam.

The license area is comprised of an eastern and western block which are separated by the Yaya and Mankrang Forest Reserves in the north and south, respectively. Exploration is currently prohibited in the forest reserves. The western block lies within latitude 7(degrees)15' and 7(degrees)25'N and longitude 2(degrees)10' and 2(degrees)03'W, while the eastern part lies within latitude 7(degrees)20' and 7(degrees)30'N and longitude 2(degrees)05' and 1(degree)55'W. The licence area is located on topographic Field Sheets 0703D2 and 0702C1.

Larger towns and villages in the license include Asuakwa, Mankranho, Subenso, Krofofrom and Dagyamen in the western block, and New Takyiman, Tanaso, Mankranso, Eserentitia, Nyinatase and Adugyansu in the eastern block.

2.2 ACCESS

Access to the western block is either via the paved Kumasi-Sunyani-Kyeraa road, or by way of the paved Kumasi-Takyiman road to the east. A well-maintained road from Kyeraa, which passes through the southern end of the Yaya Forest Reserve, and connects Eserentitia with Afrantwo on the Kumasi-Takyiman road, links the two roads. Several maintained dirt logging tracks cross the entire area and are accessible by four wheel drive vehicles during the dry season. Access within the license area during the two rainy seasons is difficult. Foot access is afforded by an extensive network of footpaths that connect the

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LOCATION MAP

LOCATION AND ACCESS MAP

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hamlets and  cultivated fields in the area.

2.3 TITLE

Ayaco (Ghana) Ltd. currently holds a 90% interest in the Ayaco license; the remaining 10% interest is held by the Government of Ghana. On September 27, 1999, Columbia River Resources Inc. signed a letter of intent with Ayaco (Ghana) Ltd. to acquire 99% of Ayaco's interest in the Ayaco Reconnaissance License.

Ownership, summarized above, represents no legal opinion of CME, as this is beyond the scope of this report.

2.4 PHYSIOGRAPHIC SETTING

The license area lies within an equatorial setting and experiences two rainy seasons. The earlier rainy season occurs between June and early August, and there is a later season from October to November. Average annual rainfall is approximately 1,400 millimeters. Temperatures range between 22(degrees) and 30(degrees)C.

Low, thick bush and open canopy trees are found in the western block while the eastern area is characterized by open grassy tracts with isolated trees and bush. Secondary forest is found in the Yaya and Mankrang Forest Reserves. The Forestry Department has carried out a program of reforestation over large tracts.

Topography is generally gently undulating. Some areas are characterized by moderate to steeply sloping ridges, with elevations ranging between 273 and 423 meters.

The license is drained by the Tano River. Tributaries to the Tano include the Mankrang, Srani, Subri, Bisi, Ejuriansu, Nsuta and Bomina Rivers. Second and third order tributaries are dendritic. The Tano and its main tributaries flow northeast-southwest, with the exception of the Bisi, Ejuriansu and Srani Rivers in the south. These three rivers flow northwest-southeast. Tributaries to the main drainages mainly flow northwest-southeast.

Cocoa is the main cash crop, in addition to subsistence farming of maize, cassava, yams, and cocoyams


3.0 PREVIOUS WORK

Little evidence of aritisanal mining activity has been observed within the Ayaco license area. This may simply be the result of unsuccessful exploration techniques of native miners. Little or no evidence of native or European workings exists. Once again, this is probably not the result of the absence of gold in the area, but unsuccessful exploration efforts.

                                                                              4
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4.0 REGIONAL GEOLOGICAL AND ECONOMIC SETTING

4.1 REGIONAL GEOLOGY

The regional geology of western Ghana is comprised of thick sequences of steeply dipping metasediments, alternating with metavolcanic units of Proterozoic age (~2200-2300 Ma). These sequences extend along strike for approximately 200 kilometers in a number of northeasterly trending belts, including the 30 to 60 kilometer wide Sefwi-Bibiani Belt.

The Ayaco Reconnaissance License lies within the Sefwi-Bibiani Belt in southwestern Ghana. The Sefwi-Bibiani Belt is the second most significant gold-bearing belt in Ghana after the Ashanti Belt to the east. The belt hosts a major northeast trending regional structure with a strike length in excess of 200 kilometers, and is comprised of a sequence of Birimian upper greenschist to amphibolite facies metamorphic rocks and locally foliated metasedimentary with minor metavolcanic rocks.

A detailed description of the geology of Ghana is discussed by Kesse (1985). Structural and lithological evolution is discussed by Eisenlohr (1989), Leube and Hirdes (1986) and Leube et. al. (1990). The geological evolution of the Sefwi-Bibiani Belt commenced with stabilization of the crust followed by an episode of rifting and incipient ocean floor spreading. The rifting gave rise to the formation of tectonically active basins and micro-plates. Along the margins of plates, volcanic island arc complexes formed. Volcaniclastics associated with the island arc complexes, along with sediments derived from uplift and erosion of the craton margins fed the basins,

This was followed by a compressive episode (the Eburnean orogeny) in which the island arc and basinal assemblages were deformed. Under the compressional regime, the basinal sediments were folded and the island arc assemblages migrated along major thrust faults. Continued deformation gave rise to major wrench faults, which occurred preferentially at the margins of the volcanic belts and basinal sediments.

The Eburnean Orogeny gave rise to a series of northeast trending linear volcanic belts (greenstone belts) and resulted in the intense deformation of basinal sediments. These sediments and associated volcanics collectively form the Birimian Supergroup. The orogeny is associated with several phases of tectonic activity, not all of which were compressive. Periods of extension in the Sefwi Basin are tentatively related to renewed "hot spot" activity, and led to incipient sea floor spreading and the formation of deep-seated faults which are located within the basinal metasediments. These faults trend northeast-southwest and are similar in genesis and characteristics to the Asankrangwa Fault in the Kumasi Basin. The faults have a strike extent exceeding 200 kilometers and control the location of many granitoids in the basin.

Syn- and post-tectonic granitoids intruded both the metasediments and metavolcanics of the Birimian Supergroup as a result of the Eburnean Orogeny. The granitoids can be broadly grouped into two types; Basin and Belt types. Basin granitoids intrude the metasedimentary basins whereas Belt type intrude the volcanic and volcanosedimentary assemblages.

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REGIONAL GEOLOGY SOUTHWESTERN GHANA MAP

REGIONAL GEOLOGY AND CONCESSION LOCATIONS MAP

Uplift and erosion,  prior to the final stages of  deformation,  resulted in the
deposition  of  intracratonic   sediments;   the  Tarkwaian  Supergroup,   which
unconformably overlie the Birimian.

4.2 REGIONAL MINERALIZATION

Mineralization in Ghana can be divided into two groups based on spatial associations. The first group lies close to boundary faults that separate greenstone belts from basinal sediments; the second is found within the intrabasinal assemblage.

Mineralization is tentatively believed to be 5 to 30 million years younger than the ages of corresponding granitoid emplacement. The age of mineralization is broadly coincident with intrusion of Basin granites and was coeval with regional deformation and metamorphism.

4.2.1 BOUNDARY FAULT ENVIRONMENT

For over a century, mineralization associated with belt-basin faults was the target for both local prospectors and foreign exploration companies; and has proven to be a primary exploration target due to the presence of coarse, visible gold. Deposits of this type in Ghana include Obuasi, Prestea, Bogosu, Konongo and Bibiani. There are a number of commonly observed associations with gold mineralization which include:

     o located on, or close, to the lithological contact between greenstones and metasediments;

     o spatially related to deep-seated, high-angle wrench faults, which have a strike extent exceeding 100 kilometers. Cross-cutting northwest-southeast trending faults have also exerted an influence on the location of gold remobilized from the main zones;

     o native gold is hosted by quartz veins, which may possess an en-echelon character. Grade-width characteristics persist virtually unchanged to depths exceeding one kilometre. The veins are mainly concordant with the regional foliation but locally cross-cutting the foliation;

     o   disseminated  sulphides in the wallrock are common;

     o several generations of quartz veining are common and gold is seemingly associated with the final phase;

     o mineralization is spatially associated with graphitic phyllite and manganiferous sediments;

     o   mineralogy is simple with a strong  positive  correlation  between gold
         and        arsenopyrite.        Accessory        minerals       include
         pyrite-chalcopyrite-pyrrhotite-bornite;

     o strong silicification is common, accompanied by sericite and carbonate alteration. Tourmaline may also be present; and,

     o   granitoids may or may not be spatially associated with mineralization.

4.2.2 INTRABASINAL ENVIRONMENT

Mineralization associated with intrabasinal sediments has received less exploration attention, however, the significance of these deposits is now being recognized. The Kumasi Basin, the northern area of the Sefwi-Bibiani Belt, and the southern area of the Ashanti Belt best represent this style of mineralization. This style of mineralization has also been found to occur in the basin north of the Sefwi-Bibiani Belt and south of the Ashanti Belt. Two different associations are recognized in this style of mineralization:

SEDIMENTARY ASSOCIATION

     o disseminated mineralization, hosted by graphitic and manganiferous argillite and tuffaceous phyllite, with a strike extent exceeding 1,000 meters and a width in excess of 30 meters;

     o a direct association with intrabasinal faults; the Asankrangwa Fault is the prime example; and,

     o   mineralogy  is  simple  with  disseminated   pyrite-arsenopyrite   with
         subordinate chalcopyrite. Silicification is common.

INTRABASINAL GRANITOID ASSOCIATION

Mineralization associated with granitoids within the intrabasinal environment is represented by the Bokitisi Mine at Ayanfuri, between Bogosu and Dunkwa. The following characteristics are present:

     o   the granitoids are related to major intrabasinal shears;

     o   pervasive sericitic alteration accompanied by silicification is common;

     o mineralogy is simple with gold-pyrite accompanied by subordinate pyrrhotite-chalcopyrite. Minor tellurides are also reported;

     o grade drops sharply to background level at the country rock contact. The thermal aureole is some 10's of meters wide and is associated with pyrite - carbonate alteration.

At Ayaco, mineralization occurs along the boundary/contact between rocks of the Birimian Supergroup and granitoids. Mineralization is hosted in metasediments and metavolcanics of the Birimian.

4.3 ECONOMIC SETTING

The Ayaco Reconnaissance License is located in the northeastern portion of the Sefwi-Bibiani Belt. Other gold mines and prospects in the Sefwi-Bibiani belt include the Bibiani Mine to the south, where current reserves are estimated to be approximately 56,000 kilograms of gold and production has been 37,000 to 53,000 kilograms gold (CME, 1997). In addition, the Sewum, Tokosea, Ntubia and Aniuri Mines also occur within this belt. Structurally controlled quartz veins ranging in thickness from 1 to 8 meters along shear zones of several kilometers are the hosts to the ore zones at Aniuri. An evaluation of seven deposits has indicated a reserve base of 2.4 million tonnes grading 5.42 g/t gold (CME, 1997). This includes both open pit "heap leachable" oxides and underground accessible sulphide targets. Annual production for 1994 was 871 kg of gold with plans to increase to 2426 kg gold per year. The Ntubia Mine produced between 1912 and 1939, a recorded 38,667 tonnes of crushed ore yielding 581,257 g of fine gold grading on average 15.1 g/t gold (Junner, 1973).

Southwest  of  Ayaco,   are  the  license   areas   belonging  to  Moydow  Mines
International Ltd. and Normandy LaSource and Rank Mining Ltd. (Figure 4). Rank Mining is owned through a joint venture agreement between Moydow and Normandy. Six zones have been identified on the Ntotoroso License, which is owned by Rank Mining Ltd., and represents the northeast continuation of Normandy's Kenyase deposit. As of 1999, current resources at Ntotoroso, were estimated to be over 800,000 ounces of gold (Moydow, 1999) for two of the zones, with follow-up studies to occur in the other four zones. Of the 800,000 ounces, 700,000 ounces grading 2.5 g/t Au occur in a granodiorite. At Ntotoroso, gold mineralization occurs at both the immediate thrust contact with the underlying lower Birimian metasediments and along parallel shears developed entirely within batholiths at distances up to 2 kilometers from the thrust contact.

Immediately north and southwest of the Ntotoroso License, initial soil sampling in licences held by Normandy revealed gold anomalies over a strike length of 40 kilometers. Subsequent drilling by Normandy to mid-1998 outlined a resource estimated at 4.35 million ounces of gold, largely in deposits at Yamfo, Kenyase and Subenso (Normandy, 1999). Currently, the existing resources are estimated at 6 million ounces (Normandy, 1999), with potential to increase the resource between known mineralized zones. These deposits are located along the contact zone between the granodiorite and metasediments, where gold is associated with the sheared margin between granites and metasediments.

Also to the southwest of the Ayaco license is the Centenary Deposit, where resources have been estimated to be at 1.1 million ounces gold (Mbendi, 1999).

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5.0 RECONNAISSANCE EXPLORATION PROGRAM

The Reconnaissance Exploration Program commenced June 11, 1999 and ended July 20, 1999. The objectives of the program were to define the presence of a gold system in the Ayaco license area.

The Reconnaissance Exploration Program included the following:

     o reconnaissance geological mapping and rock sampling of the Ayaco license area (19 samples), and

     o   stream sediment sampling (138 samples).

5.1 PROPERTY GEOLOGY

The  Ayaco  license  is  underlain  primarily  by  Birimian   metasediments  and
metavolcanics. In more detail, the following lithologies underlie the Ayaco license area:

     o Fine- to medium-grained, flat-lying sandstones in the northeast of the property. These belong to the late Precambrian to early Paleozoic Voltaian Supergroup.

     o Metavolcanics, volcaniclastics and sediments of the early Proterozoic Birimian Supergroup. The metavolcanics and volcaniclastics form part of the Sefwi-Bibiani Belt.

     o   Granite gneiss crops out in the middle and north of the license.

VOLTAIAN SANDSTONE

Voltaian sandstone crops out in the northeast portion of the license, and is coincident with topographic highs which range from 394 to 423 meters. The sandstone is exposed on ridge tops and in stream channels around New Takyiman and Tanoso. The rock is fine to medium grained, grey-brown, friable and consists of more than 90% quartz with minor feldspar.

The strike is mainly northeast-southwest with a very gentle dip to the southeast. Fracture planes strike between 160(degrees) and 170(degrees)with sub-vertical dips to the west.

BIRIMIAN METASEDIMENTS.

GREYWACKE

The greywacke is interbedded with argillite and is exposed in the southwest of the license along the Tano, Subri and Adei Rivers near the village of Tanom. It also crops out on a road cut at Subenso. At Locality 1, the greywacke is exposed in the Tano River where it is massive, competent, fresh and undeformed, showing little foliation. It is greenish-grey with abundant red-brown ferruginous spots after iron bearing carbonate, probably siderite.

The rock consists of grey and blue quartz, up to 5 millimeters in diameter, with minor fragmental cherty material embedded in a fine- to medium-grained matrix. Euhedral post-tectonic pyrite is locally observed with a width up to 4 millimeters.

Argillite beds in the greywacke are found at Locality 2 (Figure 5). The argillite is foliated and dark greyish-green with a well developed amorphous black mineral, tentatively identified as secondary chloritoid, occurring on fracture planes. The lithology is best observed in the Tano and Subri Rivers near Tanom.

ARGILLITE The type locality is found 2 kilometers west of Krofofrom village in the southwest of the area (Locality 3; Figure 5). Here, the argillite is close to basaltic lavas that mark the southwest portion of the Sefwi-Bibiani Belt. The argillite is light-green, fine-grained, foliated, and is commonly intensely sheared and silicified.

BIRIMIAN METAVOLCANICS

BASALT
Although basaltic float is common on hills and in drainages close to Twabidi village, exposure is scarce. Basalt crops out in the Subri River near Santaso village (Locality 5; Figure 5). Additional exposure is found outside the concession boundary at Sraneano and Subenso, in the southeast of Field Sheet 0703D2.

At Locality 5 (Figure 5), the basaltic rock is fine- to medium-grained and light green. It is intensely silicified and possesses a shear foliation. Remnant phenocrysts of plagioclase and amphibole are observed. Near Twabidi village, float from a road cut consists of a dark green fine grained basalt. At Sraneano and Subenso the rock is intensely foliated and sheared with intense silicification and quartz veining.

RHYOLITE
Abundant rhyolite float and subcrop of rhyolite is identified on hills and in drainages close to Nyinatase and Adugyansu villages in the southeast corner of the property. The rhyolite occurs immediately above a basaltic flow and indicates bimodal activity through differentiation of a hypabyssal source.

In hand specimen, the rock is aphanitic, pale-grey and may be intensely sheared and silicified (Locality 6; Figure 5).

GRANITE GNEISS
Granite gneiss is exposed outside the concession, within a quarry at Locality 7 (Figure 5), within the Yaya Forest Reserve along the Kyeraa-Takyiman road. It is also found near Mfronte village, along the feeder road from Kyeraa to Afrantwo through the forest reserve. Within the concession, the presence of granite gneiss is inferred through float in drainage channels and from waterwell spoil at Santaso village (Locality 4; Figure 5).

At Locality 7, the biotite-muscovite granite gneiss is intruded by pegmatites several meters wide. These pegmatites are cut by later aplite dykes. At Asuakwa village, northeast of Kyeraa, weathered granitoid of dioritic composition is exposed. Due to the paucity of exposure, relationship between the dioritic body and granite gneiss could not be determined. The intense deformation leading to formation of the granite gneiss strongly suggests formation before deposition and subsequent deformation of the Birimian Supergroup.

STRUCTURE AND ALTERATION
Although there is less than one percent exposure in the Ayaco license area, the probable presence of faults and shears was inferred through intensely sheared rocks and their spatial association to linear drainage patterns. Faulting in the Ayaco license has similarities with the basin-boundary environment where brittle deformation of metabasalts along the boundary of the basin results in the formation of preferential sites for gold emplacement. The dominant fault trends northeast-southwest, following the Tano River with an offset along the Mankrang River. The fault exceeds a strike extent of 40 kilometers of which 7 kilometers are contained within the Ayaco license.

Three sets of strike-slip faults are tentatively identified and these post-date the Tano-Mankrang fault. The first group consists of three north to northeast trending shears that cut the main shear with left-lateral (sinistral) displacement. One of the set forms the tectonic boundary between basalt and granitoid (granite gneiss) in the eastern portion of the license. Measured foliation within the area is consistent with the shear direction. The second set trends northwest-southeast and feathers out in the northern part of the argillaceous lithology. This shear brings greywacke into tectonic contact with the argillite. In the east, this shear separates rhyolite from granitoids (granite gneiss). The third fault trends approximately east-west and separates basalt from rhyolite in the east and cuts the basalt in the central part of the license.

At the fault contact between the greenstones and granite-volcaniclastics, silicification is common, with locally developed medium-grained pyrite.

The dominant fabric in the concession area is a northeast striking, moderate to subvertical foliation that is sub-parallel to bedding. Locally developed sub-horizontal intersection lineations and minor fold axes are also present.

5.2 ROCK SAMPLING

Although the concession is not covered by close canopy forest, exposure is very poor and mainly restricted to spot exposures along road cuts and some drainage channels. Nineteen (19) samples were collected, and the location of samples is shown in Figure 6. Due to the paucity of outcrop exposures, rock samples were unable to be obtained on or close to the east-west trending shear associated with the highly anomalous BLEG drainage samples in the south of the concession. The samples were sent to Transworld Laboratories, Tarkwa, Ghana for gold determination by fire assay. Certificates of analysis are presented in Appendix IIa. Sample descriptions for all samples can be found in Appendix III.

All samples returned results that were below, or close to, the level of analytical detection (0.01 ppm Au).

5.3 STREAM GEOCHEMISTRY

One hundred and thirty-eight (138) active and trap samples were collected over an area of 307 sq. kilometres with an average density of one sample in 4.5 sq. kilometres. A description of the methodology used in the collection of samples can be found in Appendix IVa.

The location of samples was determined using a Global Positioning System (GPS) unit. Sample locations are shown in Figure 6. Each sample site was described according to stream width, sediment color and composition, bedload composition and site solid geology; and sample descriptions can be found in Appendix IVb. Samples were submitted to Transworld Laboratories, Tarkwa, Ghana, for BLEG determination. Certificates of analysis are presented in Appendix IIb.

5.3.1 RESULTS

All results were geostatistically evaluated using 'PPLOT' software. A description of the data processing and development of applicable Log histograms and probability plots can be found in Appendis V. Applicable Log histograms and probability plots are also presented in Appendix V.


ACTIVE SEDIMENT SAMPLES

Sixty-four (64) active sediment samples were collected, with samples returning gold values ranging from (less than) 0.03 to 856.2 ppb Au. Geostatistical evaluation defined the presence of three populations. The upper population can be considered entirely anomalous with seven values exceeding the theoretical threshold of 32 ppb Au. Samples that returned values greater then the threshold are presented in Table 1.

Table 1: Active Stream Sediment Samples: ANOMALOUS RESULTS

        SAMPLE NUMBER                Au ppb
           AY-26                     856.2*
           AY-29                     247.9*
           AY-42                      62.3
           AY-45                      32*
           AY-46                     142.2
           AY-48                     135.3
           AY-50                      57.5
           * - average value

The lower population, with a threshold of 4 ppb Au, is tentatively related to sediments in the license. The second, higher population has a threshold of 10 ppb Au and is related to subcrop of basalt in the south of the license. Highly anomalous values show a spatial association with an east-west trending shear, which forms the contact between Birimian metabasalts and sediments.

TRAP SEDIMENT SAMPLES

Seventy-four (74) trap samples were collected, with samples returning gold values ranging from (less than) 0.03 to 1,407.6 ppb Au. Geostatistical evaluation defined the presence of four populations. The upper population can be considered entirely anomalous with eight values exceeding the theoretical threshold of 45 ppb Au. Samples that returned values greater then the threshold are presented in Table 2.

            Table 2: Trap Stream Sediment Samples: ANOMALOUS RESULTS

                    SAMPLE NUMBER            AU PPB
                       AY-27                1,407.6*
                       AY-37                   47.6
                       AY-43                  159.4*
                       AY-47                  179.0
                       AY-49                  785.1*
                       AY-59                  234.5*
                       AY-130                  50.2
                       AY-138                 120.0
                 * - average value

The cause of the lower population is uncertain and could be an artifact of the analytical method. The second population is tentatively related to the presence of metasediments, and has a threshold of 4.5 ppb Au. This is slightly higher than the threshold of the active sediments, a situation that is to be expected. The third population, with a threshold of 15 ppb Au is, in similarity with the active drainage results, spatially related to metabasalts. The upper population is entirely anomalous and shows a spatial relationship between the Birimian metabasalts and sediments.

In several localities, the results obtained from the active sediment samples are higher than the corresponding trap value from the same area (Table 3). This is suggestive hydromorphic dispersion of gold in the active sediment, which may indicate the presence of a source of finely disseminated gold.

                    Table 3: Active vs. Trap Samples: RESULTS

        SAMPLE PAIR                        RESULT (AU PPB)
                                     ACTIVE                TRAP
      AY14(A); AY15(T)                 4.6                  2.7
      AY50(A); AY51(T)                57.5                 12.9*
      AY54(A); AY55(T)                 9.8                  6.3
      AY76(A); AY77(T)                 0.8          (less than)0.3
      AY86(A); AY87(T)                 4.9                  0.8
      AY96(A); AY97(T)                 6.4                  0.6
      AY100(A); AY101(T)               5.3                  4.4
      AY132(A); AY133(T)              24.3                 15.6
      AY136(A); AY137(T)               2.9          (less than)0.3

6.0 CONCLUSIONS

There are several factors that indicate and support the highly prospective nature of the Ayaco Reconnaissance License. Firstly, the Ayaco license area lies along strike northeast-southwest trending Sefwi-Bibiani Belt; host to a major new gold belt which has been identified in western Ghana. Also present in this belt, and to the immediate southwest of Ayaco are the estimated >1 million ounce resource of the Ntotoroso License and Yamfo, Kenyase and Subenso Deposits, and the 1.1 million ounce resource of the Centenary Deposit.

Geologically, the Ayaco license area is in a setting similar to that for the aforementioned deposits and licenses. The Ayaco license area overlies Birimian metasediments, metavolcanics and granodiorites cut by a northeast-southwest trending shear zone.

Results from reconnaissance stream sediment sampling returned encouraging values, especially in the southern portion of the license where high values in active and trap sediment samples appear to follow the northwest-southeast trend of the Sefwi-Bibiani Belt. Geostatistical evaluation of the results demonstrated a spatial association between basalt, and particularly the tectonic contacts between the basalt and adjacent metasediments. Also indicated by the geostatistical evaluation was the association between anomalous gold and late stage east-west shearing in the south of the permit. Although the stream sediment results reflect a lithological-structural association, the response given by both the active and trap sediments testifies to the presence of a gold-bearing system. This lithological-structural association has also been identified in other deposit within the belt.

7.0  RECOMMENDATIONS

The basalt, and tectonic contacts between the basalt and metasediments should be further investigated through a program of soil geochemistry. A soil grid over the most prospective ground will have a line spacing of 200 metres with collection of soil samples along lines at 50 metre intervals. Lines will be oriented north-south to optimize the intersection of both lithological boundaries and faults in the license. The northern part of the area, up to and including the Tano River Fault, will be investigated through extension of the southern grid lines at a separation of 400 metres. Sample separation will be 50 metres. Tie-lines will be used to control the accuracy of the grid.

Samples will be collected from a depth between 0.4 and 0.5 metres. In areas with alluvial cover, the depth may be extended; or hand augering may be implemented. This situation is not expected in the southern grid but may develop especially along the margins of the Tano River. Each soil site will be described n according to practice established by CME (Ghana). Standards and blanks will be randomly inserted to test for laboratory precision and contamination.

Samples will be dried disaggregated and sieved to -80# under the direct supervision of CME at their sample processing laboratory in Accra Ghana. The -80# fraction will be homogenised and riffle-split to provide a 100g sample which will be sent to ACME Analytical Laboratories Ltd. in Vancouver, Canada for gold and multielement ICP analysis.

The recommended work program is shown in Table 4.

                       Table 4: Recommended Work Program
              ITEM                LENGTH (KM)          SAMPLES
           Baselines                 10
           Tie-lines                 20.5
           Cross-lines (200 m)      270                 5,400
           Cross-lines (400 m)       50                 1,000

All lines will be leveled using hand-held inclinometer. In addition, a geological map will be produced at a scale of 1:10,000.

The total cost of sample collection is estimated at US$125,000. The estimated cost for sample preparation and analyses, including precision control and airfreight, is US$120,000. Report preparation and production is estimated at US$50,000. The total estimated cost is US$295,000.






Respectfully Submitted,


CME & Company
September 30, 1999

8.0  REFERENCES

Cahen, L., Snelling, N.J., Delhal, J. and Vail, J.R.
     1984.  Geochronology and evolution of Africa; Carendon Press, Oxford, 512p.

CME
     1997. Report on Phase III Geology, Soil and Rock Geochemistry, Trenching and IP Survey on the Antubia-Afere Concession, Ghana, West Africa for Proxpex Mining Inc., October 31, 1997, 47p.

Eisenlohr, B.N.
     1989. The structural geology of the Birimian and Tarkwain rocks of southwest Ghana; Tech. Coop. Proj., 80.2040.6, Ghana, 66p.

Junner, N.R.
     1973.  Gold in the Gold Coast; Gold Coast Geological Survey, Memoir 4, 67p.

Kesse, G.
     1985.  The mineral and rock resources in Ghana; Balkema, Rotterdam- Boston,
          610p.

Leube, A. and Hirdes, W.
     1986. The Birimian Supergroup of Ghana: depositional environment, structural development and conceptual model of an early Proterozoic suite; Tech. Coop. Proj., 80.2040.6, Ghana, 259p.

Leube, A, Hirdes, W., Mauer, R. and Kesse, G.
     1990. The early Proterozoic Birimian Supergroup of Ghana and some aspects of its associated gold mineralization; Precambrian Research, v.46, p.139-165

Mbendi
     1999.  Website; www.mbendi.co.za

Moydow Mines International Ltd.
     1999.  Company website; www.moydow.com

Normandy Mining Ltd.
     1999.  Annual Report

                                   APPENDIX I

                             LIST OF ABBREVIATIONS
                             AND CONVERSION FACTORS

                           ABBREVIATIONS AND SYMBOLS

As             arsenic
aspy           arsenopyrite
Au             gold
Az             azimuth
CA             core axis
cm             centimetre
cpy            chalcopyrite
cu.cm          cubic centimre
cu.m           cubic metre
cu.yd          cubic yard
eqAg           equivalent silver
eqAu           equivalent gold
ft             foot
g              gram
g/cu.m         grams per cubic metre
g/t            grams per metric ton
kg             kilogram
kg/t           kilograms per metric ton
km             kilometre
lb             Pound avoidupois
m              metre
l              litre
mi             mile
mm             millimetre
n              number of items in a statistical array
po             pyrrhotite
py             pyrite
oz             troy ounces
oz/cu.yd       troy ounces per cubic yard
oz/T           troy ounces per short ton
ppb            parts per billion
ppm            parts per million
sq.km          square kilometre
sq.mi          square mile
T              short ton
t              metric ton (tonne)
tpd            short tons per day
t/d            metric tons per day
yd             yard
$US            United States dollars
x              statistical mean
%              percent
+
-              plus or minus
o              degree

ARGS           Annual Report of the Geological Society
GGS AR         Annual Report (Gold Coast Geological Society)